EXHIBIT 23.1
INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement on Form S-8 of FileNet Corporation pertaining to the 1995 Stock Option Plan, the 1988 Employee Qualified Stock Purchase Plan, the Certain Option Grant to Mr. Roberts Pursuant to Written Compensation Agreement and the Certain Option Grant to Mr. Ercanbrack Pursuant to Written Compensation Agreement of our report dated February 10, 1997, incorporated by reference in the Annual Report on Form 10-K of FileNet Corporation for the year ended December 31, 1996.

/s/ Deloitte & Touche LLP

Costa Mesa, California
August 20, 1997